Exhibit 99.1

PFSweb, Inc.	PFSW	Q1 2009 Earnings Call	May 13, 2009
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MANAGEMENT DISCUSSION SECTION

Operator: Good morning. My name is Latricia, and I will be your conference operator today. At this time I would like to welcome everyone to the PFSweb Fourth Quarter 2008 (sic) [First Quarter 2009] Earnings Conference Call. [Operator Instructions] Thank you. I will now turn the conference over to Mr. Garth Russell (sic) [Todd Fromer] of KCSA Strategic Communications. Please go ahead.
Todd Fromer, KCSA Strategic Communications
Thank you, Latricia. Before turning the call over to management I would like to make the following remarks concerning forward-looking statements.

All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confident, and other similar expressions typically are used to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and involve and are subject to risks, uncertainties, and other factors that may affect PFSweb’s business, financial condition, and operating results, which include, but are not limited to the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other reports filed by PFSweb with the SEC, to which your attention is directed.

Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.

During this call we’ll also present certain non-GAAP financial measures, EBITDA, adjusted EBITDA, non-GAAP net income, free cash flow, merchandise sales, and certain ratios that use these measures. In our press release with financial tables issued earlier this week, which is located on our website at pfsweb.com, you’ll find our definitions of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures, and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of the investor and should be considered in addition to and not instead of GAAP measures. I’d like to just correct what I said. The press release was actually issued this morning.

At this time, it is now my pleasure to turn the floor over to Mr. Mark Layton, Chairman and CEO of PFSweb. Mark, the floor is yours.
Mark C. Layton, Chairman, Senior Partner and Chief Executive Officer
Thank you, Todd. Good morning, everyone. I’d like to welcome you to our 2009 First Quarter Conference Call. After we have a few moments of prepared comments we’ll be available for questions at the end of the call.

This morning we will provide you with an overview of our financial results for the first quarter and add some color on the events that shaped the quarter ended March 31, 2009. As I look at the financial results for the first quarter I would categorize our status as steady as you go. On lower revenue and cost levels our consolidated adjusted EBITDA performance of $2.7 million for Q1 was virtually flat with our same quarter last year. Given the economic challenges that we have all been facing and the loss of our large U.S. government client that became effective during the March quarter, I’m actually quite pleased with our overall performance when you compare it to last year.

PFSweb, Inc.	PFSW	Q1 2009 Earnings Call	May 13, 2009
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As I described previously, we have built our business model and operating culture with the goal of ensuring the utmost in flexibility, variability, and responsiveness. While those all sound like great words that any company can repeat as part of their culture, as they say the proof is in the pudding. Over the past several months recognizing the economic downturn and changes in our client revenue levels, we have quickly reacted to make adjustments to our operations accordingly.

We have shed costs, adjusted our operational approach to help address the evolving landscape, while also seeking to preserve our ability to effectively compete for new opportunities that arise. It is from this nimbleness and flexibility that we believe we continue to perform well operationally. We see these abilities as important factors for us and our clients as we believe it gives our clients confidence in PFSweb as a partner because we believe we have the ability to adapt, change, and react quickly to a rapidly changing business environment.

As you listen to the remainder of today’s call, you will hear more about the solid progress we continue to make in each of our business segments. Our services new business pipeline remains at near record levels. We have signed and are in final contracting stages with a number of new client deals already this year, including a five-year agreement with the Army and Air Force Exchange Service and a new signed relationship with a Fortune 100 company. You’ll also hear this morning details regarding the continuing improvement in bottom-line results and top-line growth in the consumer portion of our eCOST.com subsidiary. Even in this challenging retail environment, eCOST.com is showing solid top-line growth activity in the B2C segment. And I’ll give you a little bit more flavor on that in just a minute.

So with this information as a backdrop, I’d like to turn the call over to Mike Willoughby, who will provide you some additional details about our Services business segment specifically. Mike?
Michael Willoughby, Senior Partner, President, PFSweb Services Division
Thank you, Mark, and good morning, everyone. It’s good to be here. Before beginning my comments, I’d like to remind you that when I refer to our Service business segment, I’m including both our Supplies Distributors and our PFS Service Fee business, since both of these businesses have essentially the same operating model although they have different financial models.

As Mark just mentioned, our Services business is quickly adjusting to the impact of the economic downturn as well as the non-renewal of a large U.S. government contract. Our strategy to respond to the challenges of the weak global economy and the non-renewal of this large U.S. government contract is to continue to aggressively manage costs within the business as we continue to seek to grow the Services business through new client contracts. Our goal in effectively executing on this strategy, we believe, will result in our being able to emerge from the recession with greater diversity in our revenue base as well as a robust list of name-brand clients which would lead to decreased customer concentration risk.

As of March 31, 2009, our Services business had over 40 clients and brands. This includes a number of client programs launched within the past year, some of which were not fully ramped up as of the end of the first quarter. These client programs include Luxottica Group’s Sunglass Hut, which was implemented in the December, 2008 quarter; Sephora, which is a division of Moet Hennessy Louis Vuitton or LVMH, which was also launched in the December 2008 quarter; and an iconic brand-name client signed early in 2008, which just went live during the March 2009 quarter.

We were also very pleased to be able to announce on April 7, 2009, that we signed this five-year, $15 million service contract with Army & Air Force Exchange Service. Under this agreement, we’ll support the printed exchange AAFES catalog, as well as the Exchange online store. Our customized solution includes warehousing and order fulfillment services and technology services

PFSweb, Inc.	PFSW	Q1 2009 Earnings Call	May 13, 2009
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required to create multiple technology interfaces with AAFES systems. We’re implementing this solution into one of Memphis, Tennessee facilities in order to support this new relationship.

During the March 2009 quarter, we also launched an end-to-end eCommerce program for a brand that we are still unable to disclose. This brand is part of a previously announced Master Agreement with a luxury goods retailer and is the first custom eCommerce solution that we will provide under this Master Agreement for separate but widely-recognized luxury of fashion apparel brands. This master agreement leverages our warehouse, order fulfillment and logistic services to support each of these brands uniquely.

Since then, we have also launched a second brand on this end-to-end program earlier this week. We believe this second program launch testifies to the maturity of our end-to-end product offering and visibility demonstrates our ability to rapidly launch successive brands on a common platform and infrastructure while we still deliver a completely customized customer experience at every customer touch point.

We’re also excited that the master agreement has the potential to expand through the addition of other brands that are owned by this Company. The continued rollout of the separate customized programs throughout 2009 under this one agreement validates our approach to target luxury and prestige brand holding companies for portfolio companies where a single contract relationship may lead to multiple valuable brand engagements.

We believe our end-to-end solution is uniquely positioned in the industry to meet the needs of these brand holding companies where we can provide a single solid infrastructure and provide tremendous leverage to our clients in economies of scale while we still provide a custom-branded experience for each of the brands. And I believe this is very critical to the luxury and prestige brands that we’re targeting.

We’ve now launched multiple end-to-end programs including Roots.com for the U.S. and Canadian markets as well as these two sites for the luxury goods retailer. In addition to these branded sites yet to be launched under the master agreement, a significant number of the opportunities in our new business sales pipeline are for end-to-end programs. We believe our end-to-end eCommerce solution launched in early 2008 is a significant competitive differentiator that we believe will continue to help us compete for new business contracts going forward.

Concerning new client agreements for 2009, we’ve entered into one new client relationship with a Fortune 100 company and we’re in the final contracting stage with several other companies. We will formally announce specific new agreements as we’re permitted by our clients. However, clients are often hesitant to disclose their decision to outsource major portions for their operation and we’re sensitive to their wishes as we are the brand behind the brand for the world’s leading brands. We’re pleased with these new client relationships and the continued confidence displayed by major brands and the strength of our solution in our Company. We believe this confidence is further signaled by the significant increase in the quality and value of our new business sales pipeline.

This new business sales pipeline has increased from prior levels to reach approximately $45 million in the estimated annual contract value. And these contract values are based on client projections. This figure includes the deals mentioned previously that are in the final contracting stage.

As Mark indicated earlier in his comments, we believe this to be one of the most exciting new business pipelines we’ve had in years. And I join Mark in congratulating our entire team for their hard work during a difficult time to create significant new opportunities to grow our already impressive client portfolio. For us, winning new business is a big team effort and I’m very proud of our winning PFS team.

PFSweb, Inc.	PFSW	Q1 2009 Earnings Call	May 13, 2009
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To summarize, we believe the recent new clients that we have signed as well as our pipeline of pending proposals demonstrates the strong demand for our global solution in the U.S. and European markets. Our solution meets the needs for the large international corporations looking to directly reach customers via the Internet without losing control of their brands and allowing them to minimize the risk of entering new markets. By utilizing our global eCommerce solution, market dominating brands are now empowered to quickly and aggressively tap into new growth opportunities while they maximize their existing online channel much more effectively and efficiently than was previously possible with in-house or competing outsource solutions.

Having commented on the Services business, I’m going to pass it back over to Mark for some comments on the eCOST.com business. Mark?
Mark C. Layton, Chairman, Senior Partner and Chief Executive Officer
Okay. Thanks, Mike, and obviously a lot of exciting stuff going on in the Services segment, likewise in the eCOST.com subsidiary as well. You may recall that we operate eCOST basically in two operating segments. We have a Consumer segment and what we call Business-to-Consumer and then a small-to-medium sized business segment that we call Business-to-Business.

Over the past 16 months, we have placed increasing focus and emphasis on the growth and expansion of the Business-to-Consumer segment given we believe it has greater potential for growth and has more attractive financial dynamics. As we look over the past few quarters, we are seeing what we believe is outstanding progress in the B2C segment and its contribution to the improving financial picture of eCOST overall.

During the first quarter of 2009, we continued to see this momentum as the B2C invoice activity grew approximately 14% year over year. Retail numbers that came out this morning from the Commerce Department showed retail sales down 0.4% in April and down 1.3% in March of this year, so you could see that in a very challenging retail environment out there that we’re continuing to have success with the programs that we’re implementing.

Because the Business-to-Consumer segment business generally offers higher gross margins than the Business-to-Business segment, the B2C growth has contributed to improving gross margins in the business overall. In the first quarter, gross margins reached 9.8% on a consolidated basis for eCOST, which is about 180 basis-point improvement from the 8% reported in the same period last year; this is, we believe, directly attributable to the growth in our Business-to-Consumer segment.

The growth in the B2C business is due to a couple of different factors, the most important of which being our continued focus on increasing the number of product categories and products we offer. This drives a higher margin mix in our revenue base. We are currently offering more than 250,000 SKUs now on the eCOST side. That compares to about 170,000 SKUs in the same period a year ago.

Further, new and improved marketing strategies have helped to drive solid growth in our daily unique visitor levels, that’s shopper count in retail terms. That has also resulted in higher overall order volumes.

Additionally, eCOST.com continues to drive almost weekly site improvements in our features and functionality, and we also continue to drive outside-the-box marketing approaches and features that are designed to improve shopper conversion rates.

Most importantly, though, it’s our merchants. They’re continuing to work with our manufacturer and distribution partners, and importantly are continuing to provide our business with an ever-constant flow of attractive and aggressively priced products that we can offer to eCOST.com customers by

PFSweb, Inc.	PFSW	Q1 2009 Earnings Call	May 13, 2009
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way of our bargain countdown deal section and through the twice weekly Outrageous Offer program that we started in the latter part of 2008.

Let me provide you just a few key highlights from a detail standpoint that I believe are important indicators for the improvements of the eCOST business. First, let’s talk about unique visitor traffic. This is a statistic similar to shopper count in traditional retail. Unique visitor traffic was up 16% during the first quarter of 2009 compared to last year, clearly getting more shoppers to our site and then converting them into buyers is one of the most critical factors to driving higher revenue volumes.

Secondly, because of the attractiveness of our product deals, many of which we make available only to our Platinum Club members, club memberships have grown tremendously over the past year. This quarter club memberships were up over 350% versus Q1 2008. What’s important about this data is that our historical information shows us that club members buy two to three times more frequently than a non-club member. As such, we’re excited about the customer life value, that’s the repeat purchasing patterns, and potential of this large group of new club members; and the more club members we have, the higher return purchase volumes we can expect.

Third, new customer growth was also strong again in the first quarter of 2009. We added a little more than 32,000 new customers in the first quarter of 2009 and that compared to about 23,000 new customers during the same period a year ago. That’s an increase of about 40% year-on-year. And maybe what’s most exciting financially is that with these outstanding characteristics that I’ve just covered, we continue to find ways to optimize our marketing spend.

Ad spend over the past year has continued to decline yet new customer levels are growing. We attribute this trend to improved measuring and evaluation techniques that have allowed us to quickly identify the most effective programs and sources that drive new customers to our site. As a result, we’ve been able to eliminate the less effective programs quickly and invest heavier into the more effective programs. This is resulting in less total ad spend and higher new customer activity, kind of a magic paradigm there. The estimated cost to acquire a new customer for the first quarter of 2009 was $5.84. That excludes any catalog cost. That compares to $7.10 excluding catalog cost for the first quarter of 2008.

We believe that we are perfecting a suite of viral marketing methods that bring customers to our site by word of mouth or personal recommendation. The buzz created by our Outrageous Offers we believe draws new customers and does so in a manner that’s very cost effective when compared to other marketing programs like affiliate advertising or shopping comparison engines or search engine marketing.

As I mentioned a minute ago, we made the decision in early 2008 to heighten our focus on the B2C segment really for all the reasons that I just described, and clearly we believe this strategy is showing solid success. This is supported by the data which I’ve already discussed. Our B2C segment represents now approximately 55% of eCOST.com’s total revenue; that was during the first quarter of 2009. As a comparison, the business-to-consumer segment represented less than 40% of the overall revenue mix in 2006. Generally, the B2C segment provides adjusted gross margin contribution that is more than 500 basis points higher than the business-to-business segment. We’ve certainly not abandoned the business-to-business segment but, with our strong focus on continuing to improve the financial characteristics of the eCOST.com business, it behooves us to continue to focus most of our resources on the B2C segment given its substantially stronger financial characteristics.

B2B revenue during the quarter was down more than $7 million versus last year as we reduced focus, sales resources and adapted our margin objectives to help ensure that the B2B business that we do have meets the overall financial objectives of our Company. However, it’s important to note that during Q1 2009, we did begin to experience some firming up of the B2B revenue from a

PFSweb, Inc.	PFSW	Q1 2009 Earnings Call	May 13, 2009
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sequential quarter standpoint. And as a result, I would expect the year-on-year comparisons to begin to improve for the B2B segment in the coming quarters.

As we discussed on previous calls, it’s important to note the additional intangible value that our eCOST.com segment has for our Services business in terms of its pioneering and innovation. eCOST, in addition to being its own business, serves as sort of a development laboratory for new capabilities be it check out methods or customer acquisition models or marketing approaches, customer lifecycle analysis, virtual warehouse partnerships, and many, many other things that are out there in the web commerce frontier.

As we find successful tools and they become fully developed at eCOST, we can then offer them as additional products and capabilities in our Services business segment. From our experiences at eCOST, we believe we are developing significant web commerce retailing expertise that is becoming increasingly valuable to our Services division and its clients.

In summary, eCOST continues to evolve in what I believe to be a positive direction. When you peel back the layers of our Q1 results as I’ve laid out for you here, it does show significant and positive development and progress in many areas.

I’d like to now turn the call over to Tom Madden, our Chief Financial Officer and he’ll cover the financial details for the quarter. Tom?
Thomas J. Madden, Senior Partner, Chief Financial Officer and Chief Accounting Officer
Thank you, Mark. Let me first start by providing a brief overview of our consolidated operating results for the quarter ended March 31, 2009. Then I will provide some select operating highlights for individual business segments as well as an update on our recent credit renewals.

As reported in our press release, our consolidated revenue for PFSweb in the quarter ended March 31, 2009 was $88.9 million compared to $118.5 million reported in the first quarter of 2008. Gross profit for the first quarter of 2009 was $11.2 million or 12.6% of net revenue excluding pass-thru revenue, as compared to $13.3 million or 12% of net revenue excluding pass-thru revenue in the first quarter of 2008. The increase in consolidated gross margin percentage is primarily attributable to a decrease in product revenue, our lower gross margin business.

As we have discussed previously, we utilize adjusted EBITDA as a key metric in evaluating our operation performance. In the first quarter, our consolidated adjusted EBITDA was $2.7 million, relatively consistent with the $2.8 million reported in the prior year period. For the first quarter, net loss was $248,000 or $0.02 per basic and diluted shares, compared to net income of approximately $414,000 or $0.04 per basic and diluted share for the same period of the prior year.

Another key metric we use in evaluating our financial performance is non-GAAP net income. To calculate this we exclude from net income calculated in accordance with GAAP the impact of stock-based compensation, goodwill, and intangible asset impairments, and amortization of identifiable and tangible assets. For the quarter – for the first quarter, non-GAAP net income was a loss of approximately $119,000 or $0.01 per basic and diluted shares as compared to non-GAAP net income of about $817,000 or $0.08 per basic and diluted share for the prior year. As Mark indicated earlier, our March quarter results were about break-even from a bottom-line standpoint.

Let’s turn now to the performance of select business segments for the year – for the quarter ended March 31. First, Service Fee revenues decreased approximately 18% to $17.1 million from $20.8 million in the prior year. This decrease is attributable to the economy, and the non-renewal impact of a large U.S. government contract, which was effective during the March quarter, although we did continue to perform some project work under this U.S. government contract throughout this quarter.

PFSweb, Inc.	PFSW	Q1 2009 Earnings Call	May 13, 2009
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This decrease was partially offset by revenue from new clients related to the newly implemented client programs Mike referred to earlier.

SG&A decreased in 2009 versus the prior year, primarily due to certain cost reduction activities implemented throughout the fourth quarter of 2008 as well as the first quarter of 2009. For our Supplies Distributors business segment, revenue declined to $45.3 million in the first quarter 2009 as compared to $62.3 million for the prior year first quarter, as Supplies Distributors saw a decrease in demand during the quarter, which is primarily attributable to overall global economic pressures as well as inventory rationalization by our customer base. Gross margins as well as net profit in this business were generally in line with prior year results and our expectations.

As for eCOST.com, revenue in the first quarter of 2009 was $20.9 million compared to $28 million for the same period last year. As Mark indicated earlier, our enhanced focus and success in the Business-to-Consumer segment was more than offset by the revenue decline in the Business-to-Business segment. However, our bottom line results for eCOST.com improved as a result of the higher margins in the B2C business segment as well as our continued cost focus.

From a value sheet perspective, our current assets and current liabilities declined from the December quarter levels primarily due to the December amounts reflecting the seasonal uptick in working capital requirements for many of our business segments. We are pleased to report that our cash balance, including restricted cash, of $17.6 million at the end of March was relatively consistent with the 18.1 million reported at the end of December. This occurred while at the same time our debt balance decreased to $21.5 million from $27.2 million at the end of December. So cash remained relatively constant. Debt balance ended up decreasing by about $6 million.

As discussed on the last conference call in late March, on a collective basis we have renewed virtually all of our financing facilities since the beginning of this year. This includes facilities that we have in place with IBM Global Finance, Comerica, Wachovia, and Fortis. And we believe we have the financing in place to support our current business needs.

Now I’d like to turn the call back over to Mark for some closing remarks.
Mark C. Layton, Chairman, Senior Partner and Chief Executive Officer
Okay. Thank you, Tom. So to recap before we go to questions here, but despite the tough economy we obviously believe our results on the first quarter was solid. We believe we’ve made necessary adjustments to our business that weather the economic challenges that we currently see out here in front of us.

As Tom mentioned just a minute ago, we have support from our banking partnerships going forward and more importantly, we believe we have some great growth prospects as Mike’s described in both our new business pipeline and the Services business as well as the exciting activity we have going on with the eCOST consumer channel. All of these things taken together are a testament to our ability to overcome adversity, and we believe it will put us in a stronger position to deliver value and higher share price when the marketplace begins to recover. We believe the Company is in good position to continue executing its business strategies and to build its shareholder equity.

As I stated during our last conference call, we do expect that growth in 2009 on a year-on-year basis may be challenging due to the economic situation and because of the client changes we’ve experienced. But even with this adversity, we believe our financial foundation remains strong and we continue to target a breakeven to positive free cash flow performance in calendar year 2009.

That’s our prepared comments for today. Operator, we’ll now be available for questions.

PFSweb, Inc.	PFSW	Q1 2009 Earnings Call	May 13, 2009
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QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Your first question comes from the line of Alex Silverman with Special Situations.
<Q – Alex Silverman>: Good morning.

<A>: Good morning, Alex.

<Q – Alex Silverman>: Nice quarter.

<A>: Thank you.

<A – Thomas Madden>: Thank you.

<Q – Alex Silverman>: A few questions. I apologize. I know you covered some of this, but I missed it. You were quick. To start off on the Service side, can you give us some sense of what same customer numbers look like? Were they down single-digit, double-digit?

<A – Michael Willoughby>: Well, Alex, it’s interesting trying to compare year-on-year results and special type results. Our feeling is that our clients by and large feel like their business is somewhat soft. Certain clients we’re seeing what we believe would be a trend that would indicate softness, and we factor that into our forecast and expectations.

However, we have some clients who are actually above their forecast. One of our clients, LEGO.com, is experiencing significant growth and great results, and so we continue to work with our clients to try to understand their near-term forecast and to understand the trends. But I’m not sure that I would be in a position right now to say that there’s a clear trend where clients are experiencing softness in any material sense. But we continue to monitor it and look into – especially in the third and fourth quarter where we would typically have seasonal peaks to make sure that we’re on top of clients’ expectation.

<Q – Alex Silverman>: Okay.

<A – Mark Layton>: Alex, I think just to add to that on a broad basis, I’d say our technology clients are – which that area is more business-to-business activity, have experienced greater softness than our consumer clients have seen at this point. So the web commerce activity continues to be reasonably solid. I mean everybody’s results are a little bit different. We don’t have any clients that have seen eCOST’s results where they’re up that significantly, but, as Mike mentioned LEGO and some of the others have continued to see growth and activity. So I’d say in general, the trend you see is the direct-to-consumer web commerce segments seem to be performing and holding up pretty well, and the business-to-business side of it is softer.

<Q – Alex Silverman>: Okay. That’s helpful. On the eCOST side, did you say there was 14% growth on B2C?

<A – Mark Layton>: Yes.

<Q – Alex Silverman>: And did you say that B2B was down seven million year-over-year?

<A – Mark Layton>: That’s correct.

<Q – Alex Silverman>: If you just take 28 less seven, it gets you to sort of your 21. I don’t – the math doesn’t make sense.

PFSweb, Inc.	PFSW	Q1 2009 Earnings Call	May 13, 2009
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<A – Thomas Madden>: Well, the B2C activity would have represented less than half of the business activity last year in the first quarter, and obviously, as I think we pointed out, it represents about 55 or a little more than 55% of the activity this quarter. So if you take a look at the revenue growth there, it’s 1 to $2 million of revenue growth on the B2C side, which equates to that increase that Mark referred to.

<Q – Alex Silverman>: Okay. I got you. Let’s see. Can you give us – I know that you can’t say who your Fortune 100 customer is. Can you say whether it’s B2B, B2C, whether it’s Christmas, seasonal, all that kind of stuff? Any help there?

<A – Michael Willoughby>: Sure. I can tell you that our agreement with them is a master agreement, which gives us the opportunity to engage with them on other opportunities besides this one initial one, which is a very positive thing for us. The initial opportunity with this Fortune 100 manufacturer is a B2B opportunity as they service sales directly to small and medium enterprises. So even though they’re a consumer goods manufacturer, this particular deal is selling those consumer goods into small and medium-sized businesses.

<Q – Alex Silverman>: Okay.

<A – Michael Willoughby>: The installed base or the service base of this business is over 100,000 establishments, enterprises.

<Q – Alex Silverman>: So you’re basically fulfilling inventory to smaller retailers on behalf of this manufacturer.

<A – Michael Willoughby>: We are facilitating the sales of that product to those retail sites or to those individual enterprise customers.

<Q – Alex Silverman>: Okay.

<A – Michael Willoughby>: This particular contract is for eCommerce services, marketing services and call center. This isn’t a detail that we disclose but it doesn’t have fulfillment.

<Q – Alex Silverman>: But it does not have fulfillment. Got it. Okay, and the last thing is, if you take your 2009 guidance which is free cash flow breakeven to positive, I can’t get there with 2.7 EBITDA. I come to a much higher number. Is there – was the first quarter unusually strong and it’s going to be weaker as the year goes on or am I missing something?

<A – Mark Layton>: No, it’s a good question, Alex. The second and third quarters are obviously our seasonally slower period. We did have, as Tom mentioned, some project activity in the first quarter as well that at this point we can’t project will continue in quarters two and three and hasn’t so far in quarter two. So you’re going to see, as you look at the trend, you’re going to see a downswing on our seasonally slower second and third quarters and then an upswing in the fourth quarter from things. So that speaks to how things will go from kind of a trending standpoint the rest of the year.

<Q – Alex Silverman>: Okay, and the project work is specifically related to the U.S. government contract or other customers as well?

<A – Michael Willoughby>: There were a couple of other customers as well.

<Q – Alex Silverman>: Okay. Great. I’ll get back in the queue. Thank you very much.

<A – Mark Layton>: Hey, Alex?

PFSweb, Inc.	PFSW	Q1 2009 Earnings Call	May 13, 2009
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<Q – Alex Silverman>: Yes?

<A – Mark Layton>: Hang on one second, I wanted to circle back one point on the eCOST revenue question that’s in there.

<Q – Alex Silverman>: Yes.

<A – Mark Layton>: Just to make a little bit more clarity on that, the numbers I’m quoting on the growth basis, and there are invoice activity in there, at the end of the quarter there are counting adjustments related to timing of deliveries and then our warranty and club membership things have to be taken out over a period of time. So the actual reported revenue number ends up being adjusted. So that’s part of the difference in what you’re seeing and when you look at the, just on a macro basis, when you look at the revenue comparison. So...

<Q – Alex Silverman>: Does that take into consideration returns as well?

<A – Mark Layton>: Yes, yes. The returns were quoted on both sides in there, I’m reporting on a net invoiced basis and...

<Q – Alex Silverman>: I got you.

<A – Mark Layton>: ... returns are in there but there are some revenue recognition rules that the accountants do and I’m relying on our daily kind of statistical stuff that we have out there to report what I was giving you on the business trends.

<Q – Alex Silverman>: Got it. Super. Thank you.

<A – Mark Layton>: Thanks.

Operator: [Operator Instructions] Your next question comes from the line of George Walsh with Gilford Securities.

<Q – George Walsh>: Thank you. I wonder if you could give a little more detail on the Supplies Distributors business and the trends you’re seeing currently in revenues and more or less the outlook you’re seeing there?

<A – Mark Layton>: George, this is Mark. As I’m sure you’ll understand — I think we’ve described in the past that our Supplies Distributors business is majoritively made up of one client activity in there which is our relationship with InfoPrint Solutions which is the joint venture between Ricoh and IBM. Generally, when the economy slows down so does printing. And so the use of consumables kind of tends to track the economic environment out there a little bit. So just the general slowdown in the economic environment that led to less purchases of consumable products which makes up the majority of this business.

As well, as Tom mentioned, everybody – the customers that we support for InfoPrint Solutions had a pretty — a pretty strong focus on their own balance sheet and so you saw a lot of just reduced purchasing activities as people reduced inventory levels trying to react to what they think the next six months might look like out there in terms of what’s required for their own inventory and customer demands out there.

So those two things led to a decline of about $16 million year-on-year in terms of revenue levels that are there. So, there’s no – I don’t see anything in the business other than just the economic impact of it. There’s nothing out there to suggest that the levels won’t return to the higher activity that we saw before once traction begins to happen.

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<Q – George Walsh>: Okay. Any firming near term that you’re seeing?

<A – Michael Willoughby>: I think the one difficult thing this quarter we actually ended up having a more significant decrease because first quarter performance last year at $62 million was still pretty strong. The $45 million or $46 million number from this March 2009 quarter is not as down – is not down as much if you take a look at Q3 and Q4 of last year. It is down somewhat again because of the reasons that we talked about. So as I look to the June quarter and September quarter and what we’re hearing from our clients is that we do expect that the business will hopefully pick up from the levels that we’ve seen previously.

<Q – George Walsh>: Okay, but so more or less this level though is something of a run rate?

<A – Michael Willoughby>: Hopefully not but we’re hoping that it’s better than this.

<Q – George Walsh>: Okay.

<A – Mark Layton>: I don’t think 62 is the right level either.

<Q – George Walsh>: Right.

<A – Mark Layton>: I think it’ll firm back up again.

<Q – George Walsh>: Right. Okay. Understood. Also, it looked like the tax rate for Supplies Distributors in the breakdown was a little higher than usual. Was there anything special there or...

<A – Thomas Madden>: There was just – it primarily relates to some of the inter-company activity that we have and our – our our European operations, so nothing unusual there.

<Q – George Walsh>: Okay. Yes. It’s just that it came at about 46%. Is that the regular rate? I just – I really hadn’t looked closely there.

<A – Thomas Madden>: Usually it’s at about a 35, 36, 37% rate. So it’s a little bit higher. On an overall basis, I would expect that it would be closer to that level.

<Q – George Walsh>: Okay. So that should normalize during the year.

<A – Thomas Madden>: Yes.

<Q – George Walsh>: Okay. I wonder if also you could just go into a bit of the – one of the things – obviously gross margins improved with the quarter. And you certainly made dollar cuts in the SG&A spending, which you could see. But you know particularly for the PFSweb, the Services and the Supplies Distributors, they still couldn’t quite stay ahead of the revenue reductions. Could you just speak to that a bit with the SG&A? And is that a function of some of the capacity that you have that you just want to keep online relative to the changes in business?

And also particularly with the Services side, that you are – it looks like you’re aggressively trying to seek new clients. So does it have to do with the capacity you want to keep in place? And will some of that be filled up as you add some of these new clients over the next few quarters?

<A – Mark Layton>: George, you described it perfectly. That’s exactly the case.

<Q – George Walsh>: Okay.

<A – Mark Layton>: There are certain variable costs that can be easily shed. Then there’s a group of fixed related costs that are more difficult to get rid of and some of those have in effect been

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absorbed into our SG&A level in there. And then there’s some strategic assets that we have to look at and make the decision about how important they are for our future, and we made the decision to carry some of those types of things in order to ensure that we balance our ability to continue to grow and provide the high quality solutions that our clients have. But the way you described it is really exactly the situation.

<Q – George Walsh>: Okay. So do you expect as you ramp up here that those SG&A percentages will improve?

<A – Thomas Madden>: Yes. Hopefully the intent would be that the SG&A levels will, as a percent of revenue, will decline as we’re able to utilize some of the infrastructure that’s currently there against the new revenue activity.

<Q – George Walsh>: Okay. So that should more or less, kind of going back to Alex’s question about that the outlook for cash flow in the next couple of quarters is that is there any reason that those balances can get you through some of the weakness you kind of seem to be anticipating for those next couple of quarters?

<A – Thomas Madden>: You know, again there as Mark talked about, we do have a slower periods coming up in the June and September quarters, and the expectation that our project work will be off from where it was in the first quarter. So those will have a negative impact on us as we look out over the next couple of quarters. And as we continue to implement some of these new contract opportunities that we have, we’re looking to see not only the benefit of those but also the normal seasonal spike as we get into that December quarter.

<A – Mark Layton>: And I think another way to describe it, because of the seasonality and also because of the loss of the big government client you’re probably going to see June and September kind of be at the bottom.

<Q – George Walsh>: Okay.

<A – Mark Layton>: And the December quarter and beyond we’ll begin to see the benefits of the new business pipeline that Mike’s described out there. So I think that’s the trend we’re in right now.

<Q – George Walsh>: Okay, and the ramp up for the new business, it’s still a matter of utilizing existing capacity and you don’t anticipate any special capital expenditure costs?

<A – Mark Layton>: Every new deal has some CapEx involved in it. The ones that we have right now are not overly significant and we plan, as Mike described in there, to deploy most of the deals that we have into existing facilities that are in place, from there. So, and that will speak your point of moving SG&A back into cost of goods and reduce the SG&A level in there, so that’s for now.

Now there are some deals in the pipeline that could require additional facilities and things going forward. But I think we’ve discussed in the past our contract nature is that as we are required to implement capital assets for clients, we – our clients are tied to, financially in some method as various approaches that we take – but are tied to those assets so that it’s not our exposure.

<Q – George Walsh>: Okay, and I wonder if you could go into the – with the pipeline and the sales cycle between, maybe the difference between what are the trends in terms of signing up new clients and then maybe the difference between like with these master agreements signing up additional brands with existing clients?

<A – Mark Layton>: I’ll take the – this is Mark. The difference is that once you have a master contract in place, it’s a lot more – it’s a lot less lead time to then negotiate an individual instance with the brand that’s there. So one of these that Mike’s talking about has about 20 very iconic

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lifestyle brands in the apparel industry that should move along like clockwork, and so we will absorb a couple of those at a time in terms of the implementation. And as long as things continue to go well, we’d expect to be servicing a large majority of those brands over the next year or two in that area in there.

So as Mike said, the advantage of getting to these brand families, if you will, is that you in effect negotiate one major contract and then it’s really an individual statement of work that speaks more to the uniqueness of that additional brand’s requirements that are out there that is there. And so the lead time on those are much shorter than a regular deal where we’ve got to go through the marketing of it, and so on and so forth from there. And so there’s clearly an advantage to these because they, in some degree, create an annuity of new business opportunities with shorter lead times.

<A – Michael Willoughby>: Yes. It certainly expands the pipeline, and hopefully it can give you a – I hate to use the word visibility, but a sense of visibility in terms of prospects in the pipeline there that you can go after and hopefully get some momentum on.

<Q – George Walsh>: Okay. Thanks a lot.

<A – Mark Layton>: Thanks, George.

<A – Michael Willoughby>: Thanks, George.

Operator: [Operator Instructions] And at this time there are no further questions. Are there any closing remarks?
Mark C. Layton, Chairman, Senior Partner and Chief Executive Officer
That will be it. Thank you, operator. We appreciate everybody’s time. Have a great week.

Operator: Thank you for participating in today’s conference call. You may now disconnect.